Exhibit 10.1

STREAM GLOBAL SERVICES, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

Stream Global Services, Inc.

and

Kathryn V. Marinello
(“Executive”)

Dated as of October 24, 2012

RECITALS

A.                       Stream wishes to obtain the services of Executive for the term set forth in this Agreement, and Executive wishes to provide services for such period.

B.                         Stream desires reasonable protection of Stream’s Confidential Information (as defined below).

C.                         Stream desires assurance that Executive will not compete with Stream, engage in recruitment of Stream’s employees or make disparaging statements about Stream after termination of employment, and Executive is willing to refrain from such competition, recruitment and disparagement.

D.                        Executive desires to be assured of a minimum Base Salary (as defined below) from Stream for Executive’s services for the term of this Agreement.

E.                          It is expressly recognized by the parties that Executive’s acceptance of, and continuance in, Executive’s position with Stream and agreement to be bound by the terms of this Agreement represents a substantial commitment to Stream in terms of Executive’s personal and professional career and a foregoing of present and future career options by Executive, for all of which Stream receives substantial value.

F.                          The parties recognize that a Change of Control (as defined below) may result in material alteration or diminishment of Executive’s position and responsibilities and substantially frustrate the purpose of Executive’s commitment to Stream and forbearance of career options.

G.                         The parties recognize that in light of the above-described commitment and forbearance of career options, it is essential that, for the benefit of Stream and its stockholders, provision be made for the possibility of a Change of Control Termination (as defined below) in order to enable Executive to accept and effectively continue in Executive’s position in the face of inherently disruptive circumstances arising from the possibility of a Change of Control of Stream (as defined below), although no such change is now contemplated or foreseen.

NOW, THEREFORE, in consideration of Executive’s acceptance of and continuance in Executive’s employment for the term of this Agreement and the parties’ agreement to be bound by the terms contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01.                     “Affiliate” means, except with respect to Article VII, any entity with whom Stream would be considered a single employer under Section 414(b) or 414(c) of the Code.

1.02.                     “Base Salary” means annualized base salary as defined under Section 3.01 of Article III.

1.03.                     “Board” means the Board of Directors of Stream.

1.04.                     “Cause” means cause as defined under Section 4.01 of Article IV.

1.05.                     “Code” means the Internal Revenue Code of 1986, as amended.

1.06.                     “Committee” or “Compensation Committee” means the Compensation Committee of the Board or the board of directors of Parent.

1.07.                     “Confidential Information” means information or material of Stream which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including:

(a)                                  information or material relating to Stream and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

(b)                                 information or material relating to Stream’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of Stream’s services, products or software;

(c)                                  information on or material relating to Stream which when received is marked as “proprietary,” “private,” or “confidential;”

(d)                                 trade secrets of Stream;

(e)                                  software of Stream in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces,

visual displays, technical documentation, user manuals, data files and databases of Stream; and

(f)                                    any similar information of the type described above which Stream obtained from another party and which Stream treats as or designates as being proprietary, private or confidential, whether or not owned or developed by Stream.

Notwithstanding the foregoing, “Confidential Information” does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Executive outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

1.08.                     “Disability” means totally and permanently disabled as defined in Stream’s group long-term disability plan applicable to senior executives, as may be amended from time to time.

1.09.                     “Good Reason” means any one or more of the following events which shall occur without Executive’s express written consent:

(a)                                  A change in Executive’s reporting responsibilities, titles or office with Stream, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions with Stream, which has the effect of materially diminishing Executive’s responsibility or authority, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by Stream promptly after receipt of written notice thereof given by Executive that mentions this Section 1.09(a) and excluding any diminution attributable to a sale, spin off, reverse spin off or similar disposition of any Subsidiary of Stream;  provided that “Good Reason” shall not be caused by the election or appointment of a person other than Executive as (i) the non-executive Chairman of the Board; or (ii) the President of Stream; in each case, provided, that such person is reasonably acceptable to Executive;

(b)                                 A material reduction by Stream in Executive’s Base Salary or bonus opportunity or as the same may be increased from time to time thereafter or any failure by Stream to pay any portion of Executive’s compensation when due, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Stream promptly after receipt of written notice thereof given by Executive that mentions this Section 1.09(b);

(c)                                  Stream requiring Executive to be based anywhere other than within 50 miles of Executive’s job location as of the Commencement Date (specifically, Minneapolis, Minnesota);

(d)                                 Without replacement by plans, programs, arrangements or cash payments under Section 3.04 which, taken as a whole, provide benefits to Executive at least reasonably comparable to those discontinued or adversely affected, (A) the failure by Stream to continue in effect, any material bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Executive is participating; or (B) the taking of any action by Stream that would materially and adversely affect Executive’s participation or materially reduce Executive’s benefits under any of such plans, programs or arrangements, in each case, other than an isolated, insubstantial and inadvertent failure or reduction not occurring in bad faith and which is remedied retroactively by Stream promptly but in no event later than 60 days after receipt of written notice thereof given by Executive that mentions this Section 1.09(d);

(e)                                  The failure by Stream to provide office space, furniture, and secretarial support at least comparable to that provided Executive immediately prior to such failure or the taking of any similar action by Stream that would materially adversely affect the working conditions in or under which Executive performs her employment duties, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Stream promptly after receipt of written notice thereof given by Executive that mentions this Section 1.09(e); or

(f)                                    Any material breach of this Agreement by Stream, or the failure by a successor to Stream to assume the provisions of this Agreement, including without limitation, Articles III, IV and VII, in each case, other than an isolated, insubstantial and inadvertent breach or failure not occurring in bad faith and which is remedied retroactively by Stream promptly but in no event later than 60 days after receipt of written notice thereof given by Executive that mentions this Section 1.09(f).

Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness.   Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event constituting Good Reason hereunder.  In order to assert Good Reason, Executive shall be required to provide written notice of the event giving rise to Good Reason within 90 days of the occurrence of such condition.

1.10.                     “Sponsors” means Ares Management LLC, Providence Equity Partners LLP, and Ayala Corporation.

1.11.                     “Stream” means Stream Global Services, Inc., a Delaware corporation.

1.12.                     “Subsidiary” means, except with respect to Article VII: (a) any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by Stream and/or one or more Subsidiaries; and (b) any division or business unit (or portion thereof) of Stream or a corporation described in clause (a) of this Section 1.12.

1.13.                     “Termination of Executive’s Employment” means (i) Executive has severed her employment relationship with Stream and all Subsidiaries and/or Affiliates, provided such termination constitutes a “separation from service” under Section 409A of the Code, or (ii) Executive experiences a change in employment status with Stream and its Subsidiaries and/or Affiliates that constitutes a “separation from service” under Section 409A of the Code.

ARTICLE II

EMPLOYMENT, DUTIES AND TERM

2.01.                     Employment.  Upon the terms and conditions set forth in this Agreement, Stream hereby employs Executive as Chairman, President and Chief Executive Officer, and Executive accepts such employment.

2.02.                     Duties.  Executive shall devote her full-time and best efforts to Stream and to fulfilling the duties of her position which shall include such duties as may from time to time be assigned her by Stream, provided that such duties are reasonably consistent with Executive’s education, experience and background.    Notwithstanding the foregoing, Executive shall be permitted to serve on the boards of directors of up to two non-Affiliate companies, provided that such service does not interfere with the performance of her duties and responsibilities under this Agreement.  Executive shall report directly to the Board.  Executive shall comply with Stream’s policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail.

Executive also agrees to serve, for any period for which Executive is elected, as a member of the Board or as a director or officer of any Subsidiary and/or Affiliate; provided, however, that Executive shall not be entitled to any additional compensation for serving in any of such capacities.  Upon termination of Executive’s employment, for whatever reason, Executive agrees to resign immediately from the Board and from all Subsidiary and/or Affiliate boards of directors on which she is then currently serving.

2.03.                     Term.  Subject to early Termination of Executive’s Employment under the provisions of Articles IV and VII, Executive’s employment with Stream pursuant to the terms of this Agreement commenced on February 19, 2012 (the “Commencement Date”) and shall continue until the third anniversary of the Commencement Date (the “Initial Term”).  Following the end of the Initial Term and on each anniversary thereof, and subject to the provisions of Articles IV and VII, this Agreement and Executive’s employment shall be automatically extended for an additional one-year period without any interruption or right of Stream to cancel.  For purposes hereof, the Initial Term, together with any subsequent extensions thereof, are hereinafter referred to as the “Term.”

ARTICLE III

COMPENSATION AND EXPENSES

3.01.                     Base Salary.  As base compensation for all services rendered under this Agreement, Executive shall receive an annualized base salary (“Base Salary”) of $830,000.00, starting on the Commencement Date.  The Base Salary shall be paid in accordance with

Stream’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time.  In 2012 and at least once annually thereafter, the Base Salary shall be reviewed and may be increased in the sole discretion of the Committee, but not decreased unless agreed to in writing by Executive.

3.02.                     Incentive Bonus.  For each fiscal year of Stream ending during the Term, Executive shall be eligible for an incentive bonus (“Bonus”), which at the target level of performance achievement shall be equal to 100% of the Base Salary, and the actual amount of which shall be based on the level of achievement of performance criteria established by the Board or the Compensation Committee, in each case in its sole discretion, within 90 days following the end of each fiscal year.  The criteria shall be consistent with and subject to Stream’s achievement of targeted operating results for such year as established under Stream’s Management Incentive Plan (“MIP”).  In order to receive a Bonus (if any) for a given fiscal year, Executive must be actively employed on the date payment of bonuses is made, generally, for such fiscal year, except as otherwise provided herein.  Any Bonus awarded pursuant to this Section 3.02 shall be paid promptly after the year-end results for the fiscal year are determined, but in no event later than the 15th day of the third month following the end of the Executive’s taxable year in which Executive’s right to receive such bonus is first determined.

3.03.                     Option Grant.  Subject to Compensation Committee approval, Executive shall be granted options (the “Options”) to purchase an aggregate of 20,000 shares of the common stock of SGS Holdings, Inc. (“Parent”).  The exercise price(s) and other terms and conditions of the Options shall be determined by the Compensation Committee within the 90 days after the date hereof, or if later, promptly after the conversion of SGS Holdings LLC to Parent; provided that thirty percent of the Options at each exercise price will be vested on the date of grant, and the remaining 70% of the Options at each exercise price will vest in four equal installments on each of the first four anniversaries of the Commencement Date, provided that Executive remains employed by Stream (or continues to serve as a member of the Board) and in good standing on each such vesting date.  The Options will be subject to the terms of Parent’s stock incentive plan and any award agreement under which they are granted.

3.04.                     Benefit Plans.  Executive shall be entitled to participate in the employee health and welfare, retirement and other employee benefits programs offered generally by Stream to its executive employees, to the extent that Executive’s position, tenure, salary, health, and other qualifications make Executive eligible to participate.  The Executive shall be entitled to five (5) weeks paid vacation per year (pro rated for any partial year of employment) and accruing ratably over the year.  Up to 40 hours of unused vacation time accrued by the Executive at the end of any fiscal year shall be carried over to the next year.  Any unused vacation accrued at year end in excess of 40 hours shall be forfeited.

3.05.                     Tax Preparation and Insurance.  During the employment Term, Stream shall reimburse the Executive for the reasonable costs (not to exceed $10,000 per year, prorated for partial years and evidenced by actual invoices presented to Stream) of (i) a tax consultant to assist the Executive or her estate in the preparation of tax returns and tax planning and for other estate planning related costs incurred and (ii) premiums on life insurance policies obtained by the Executive.  Executive must submit appropriate documentation for each year’s reimbursements in sufficient time so that Stream may reimburse Executive for a year’s expenses under this Section 3.05 on or before March 15 of the year following the year for which the expense is allowable.  Any amounts so reimbursed shall not be refundable to Stream once paid in the event that the Executive’s employment is subsequently terminated for any reason.

3.06.                     Business Expenses.  Stream shall, consistent with its policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Executive in performing her duties as an employee of Stream, provided that Executive accounts promptly for such expenses to Stream in the manner prescribed from time to time by Stream.

3.07.                     Payment and Timing of Benefits.  No payments or benefits provided under this Article III in respect of one taxable year shall affect the amounts payable in any other taxable year.  No benefit or payment due to Executive under this Article III shall be subject to liquidation or exchange for another benefit.  Any reimbursements made to Executive pursuant to this Agreement or otherwise shall be paid promptly in accordance with past Stream corporate practice, but in no event later than the last day of the year following the year in which the expense was incurred.

3.08.                     Indemnification.  Stream hereby agrees to hold harmless and indemnify Executive to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it may be amended after the date hereof, for any losses arising by reason of Executive’s service as an executive, a director or an officer of Stream.  The obligation of Stream under this Section 3.08 shall survive any termination of this Agreement.

3.09.                     Insurance.  During the Term, Executive shall be covered by the directors and officers insurance policy purchased by Stream, to the same extent as the other directors and officers of Stream.

ARTICLE IV

EARLY TERMINATION

4.01.                     Termination for Cause.  Stream may terminate Executive’s employment immediately for Cause. For the purpose hereof “Cause” means:

(a)                                  fraud;

(b)                                 misrepresentation which has or could have a materially adverse effect on Stream;

(c)                                  theft or embezzlement of Stream assets;

(d)                                 conviction of a crime involving moral turpitude;

(e)                                  failure to follow Stream’s conduct and ethics policies; and/or

(f)                                    the continued failure by Executive to attempt in good faith to perform her duties as reasonably assigned to Executive pursuant to Section 2.02 of Article II of this Agreement for a period of 60 days after a written demand for such performance which specifically identifies the manner in which it is alleged Executive has not attempted in good faith to perform such duties.

A Termination of Executive’s Employment by Stream shall not constitute a termination for Cause unless (i) there has been delivered to Executive by the Board, at least 10 days prior to such termination, a written notice which specifically identifies conduct described in clauses (a) through (f) in which the Board believes Executive has engaged and (ii) the Board has duly adopted a resolution, by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board (excluding Executive), at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct described in clauses (a), (b), (c), (d), (e) or (f) and specifying the particulars thereof in detail.  In the event of termination for Cause pursuant to this Section 4.01, Executive shall be paid at the usual rate of Executive’s annual Base Salary through the date of termination specified in any written notice of termination.  Except as provided in the immediately preceding sentence or as required by law, Stream shall have no further obligation to Executive in the event of a Termination of Executive’s Employment for Cause.

4.02.                     Termination Without Cause; Termination for Good Reason.  Stream may terminate Executive’s employment without Cause on at least 30 days’ written notice.  Executive may terminate Executive’s employment with Good Reason on at least 30 days’ written notice.  In the event of Termination of Executive’s Employment pursuant to this Section 4.02, compensation shall be paid as follows:

If the notice of termination is given by Stream without Cause or by Executive for Good Reason, Executive shall be paid at the usual rate of her annual Base Salary through the 30 day notice period (provided, however, that Stream shall have the option of making termination of the Agreement and Termination of Executive’s Employment effective immediately upon notice in which case Executive shall be paid a lump sum representing the value of 30 days worth of salary), and Executive shall become entitled to the following severance benefits:

(a)                                  a cash payment equal to two times the sum of (i) Executive’s then-current Base Salary and (ii) the Bonus, if any, to which Executive became entitled for the full fiscal year completed immediately prior to termination, such payment, less applicable deductions, to be paid in equal installments over a period of 24 months in accordance with Stream’s normal payroll practices;

(b)                                 a prorated portion of the Bonus (without giving effect to any reduction in bonus opportunity constituting Good Reason), if any, to which Executive would have otherwise become entitled for the fiscal year in which the Termination of Executive’s Employment occurs had Executive remained continuously employed for the full fiscal year, based on the actual level of achievement of the applicable performance goals for such fiscal year, such prorated portion to be calculated by multiplying such Bonus by a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator of which is 365, such amount to be paid on the date that annual bonuses are made by Stream to other executives in the normal course of business;

(c)                                  if following her termination, Executive elects COBRA continuation coverage for Executive and her eligible dependents under Stream’s group health plan, Stream shall reimburse Executive for the applicable COBRA premiums paid for a period of two years or until Executive becomes eligible for substantially similar coverage under a health plan of another employer, whichever is sooner; and

(d)                                 acceleration of two years’ vesting of the Options.

The payment and provision of the severance benefits provided for in this Section 4.02 are conditioned upon Executive executing a release, substantially in the form attached as Exhibit A (the “Release”), of all claims against Stream.  Payment and provision of benefits shall commence promptly, but in no event later than ten (10) days, following termination and Executive’s endorsement of the Release and the expiration of the right of rescission set forth in the Release without Executive exercising her right of rescission (or, in the case of any Bonus in Section 4.02(b) that is calculated upon completion of the fiscal year in which termination occurs, payment shall be within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year, if later), provided that Executive has updated the Release and such updated Release has become effective.

4.03.                     Termination In The Event of Death or Disability.

(a)                                  In the event of Termination of Executive’s Employment by reason of Executive’s death, Stream shall pay the following death benefits as soon as practicable following Stream’s receipt of notice of Executive’s death, a lump sum cash payment equal to one year of Executive’s then-current Base Salary.

Such amount shall be paid to the beneficiary or beneficiaries or as such trust as Executive may designate in writing to Stream from time to time, but in the absence of such designation to the surviving spouse or such trust, as applicable, or if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, administrator or other personal representative of Executive’s estate.

(b)                                 In the event of Termination of Executive’s Employment by reason of Executive’s Disability, Base Salary shall be terminated as of the end of the month in which the last day of the six-month period of Executive’s inability to perform her duties, despite Stream’s efforts to reasonably accommodate, occurs.

(c)                                  In the event of Termination of Executive’s Employment by reason of Executive’s death or Disability, in addition to the death or Disability benefits provided in

Section 4.03(a) and Section 4.03(b), Stream shall pay to Executive a prorated bonus equal to (1) the amount Executive would have received as a Bonus for the fiscal year in which termination occurs had goals consistent with the MIP applicable to Executive for such year been achieved, multiplied by (2) a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator of which is 365.  The amount payable pursuant to this Section 4.03(c) shall be paid within 15 days after the date such Bonus would have been paid had Executive remained employed for the full fiscal year.

4.04.                     Termination by Executive Without Good Reason.  Executive may terminate Executive’s employment as a result of Executive’s decision to retire from Stream or to resign without Good Reason.  Executive shall provide Stream with at least 30 days’ written notice of the date upon which Executive intends to retire or resign under this Section 4.04 (provided, however, that Stream shall have the option of making Termination of Executive’s Employment effective immediately upon notice, and, in such event Stream shall promptly pay Executive the balance of the 30 days’ salary in a lump sum).  Executive shall be paid at the usual rate of her annual Base Salary through the date of retirement or termination stipulated in the written notice.  Except as provided in the immediately preceding sentence or as required by law, Stream shall have no further obligation to Executive under this Section 4.04.

4.05.                     Entire Termination Payment.  The compensation provided for in this Article IV for early Termination of Executive’s Employment pursuant to this Article IV shall constitute Executive’s sole remedy for such termination.  Executive shall not be entitled to any other termination or severance payment which may be payable to Executive under any other agreement between Executive and Stream.

4.06.                     No Mitigation.  Following any Termination of Executive’s Employment pursuant to Section 4.02 of this Agreement, the Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of Section 4.02, and such amounts shall not be reduced whether or not the Executive obtains other employment.

ARTICLE V

CONFIDENTIALITY, DISCLOSURE AND ASSIGNMENT

5.01.                     Confidentiality.  Executive acknowledges that Stream has taken reasonable measures to preserve the secrecy of its Confidential Information.  Executive will not, during the term or after the termination or expiration of this Agreement or her employment, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by Stream except in connection with performing her duties as an executive of Stream.  If Executive leaves the employ of Stream, Executive will not, without Stream’s prior written consent, retain or take away any drawing, writing or other record in any form containing any Confidential Information.

5.02.                     Business Conduct and Ethics.  During the term of employment with Stream, Executive will engage in no activity or employment which may conflict with the interest of Stream, and will comply with Stream’s policies and guidelines pertaining to business conduct and ethics.

5.03.                     Disclosure.  Executive will disclose promptly in writing to Stream all inventions, discoveries, software, writings and other works of authorship which are conceived, made, discovered, or written jointly or singly on Stream time or on Executive’s own time, providing the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by Stream in the normal course of business, and all such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to Stream.

5.04.                     Instruments of Assignment.  Executive will sign and execute all instruments of assignment and other papers to evidence transfer of Executive’s entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in Stream, at the request and the expense of Stream, and Executive will do all acts and sign all instruments of assignment and other papers Stream may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof.  If Executive is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by Executive, Executive agrees to do so, and if Executive leaves the employ of Stream, Stream shall pay Executive at a rate of $5,000 per business day, plus reasonable traveling or other expenses.

5.05.                     Inventions Developed on Executive’s Own Time.  The two immediately preceding sections entitled “Disclosure” and “Instruments of Assignment” do not apply to inventions in which a Stream claim of any rights will create a violation of Chapter 181 Minnesota Statutes, Section 181.78, reproduced below and constituting the written notification of its Subdivision 3.

181.78 Agreements; terms relating to inventions

Subdivision 1.

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.  Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

Subdivision 2,

No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

Subdivision 3.

IF AN EMPLOYMENT AGREEMENT ENTERED INTO AFTER AUGUST 1, 1977, CONTAINS A PROVISION REQUIRING THE EMPLOYEE TO ASSIGN OR OFFER TO ASSIGN ANY OF THE EMPLOYEE’S RIGHTS IN ANY INVENTION TO AN EMPLOYER, THE EMPLOYER MUST ALSO, AT THE TIME THE AGREEMENT IS MADE, PROVIDE A WRITTEN NOTIFICATION TO THE EMPLOYEE THAT THE AGREEMENT DOES NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE EMPLOYER WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EMPLOYEE’S OWN TIME, AND (1) WHICH DOES NOT RELATE (a) DIRECTLY TO THE BUSINESS OF THE EMPLOYER OR (b) TO THE EMPLOYER’S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (2) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.

5.06.                     Executive’s Declaration.  Executive has no inventions, data bases, improvements, discoveries, software, writings or other works of authorship useful to Stream in the normal course of business, which were conceived, made or written prior to the date of this Agreement and which are excluded from this Agreement.

5.07.                     Survival.  The obligations of this Article V shall survive the expiration or termination of this Agreement and the termination of Executive’s employment.

ARTICLE VI

NON-COMPETITION, NON-RECRUITMENT, AND NON-DISPARAGEMENT

6.01.                     General.  The parties hereto recognize and agree that (a) upon commencement of employment, Executive shall serve as a senior executive of Stream and as a key executive of Stream, (b) Executive has received, and will in the future receive, substantial amounts of Confidential Information, (c) Stream’s business is conducted on a worldwide basis, and (d) provision for non-competition, non-recruitment and non-disparagement obligations by Executive is critical to Stream’s continued economic well-being and protection of Stream’s Confidential Information.  In light of these considerations, this Article VI sets forth the terms and conditions of Executive’s obligations of non-competition, non-recruitment and non-disparagement during and subsequent to the termination of Executive’s employment for any reason.

6.02.                     Non-Competition.

(a)                                  Unless the obligation is waived or limited by Stream in accordance with subsection (b) of this Section 6.02, Executive agrees that during her employment with Stream and for a period of two years following termination of employment for any reason, including without limitation, a Change of Control Termination

(“Non-Compete Period”), Executive will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, or in any other capacity whatsoever, engage in any commercial activity throughout the world in competition with any part of Stream’s business as conducted as of the date of such termination of employment or with any part of Stream’s contemplated business with respect to which Executive has Confidential Information.  For purposes of this subsection (a), “shareholder” shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange.  Also for purposes of this subsection (a), “Stream’s business” shall mean any business conducted by Stream, its Subsidiaries and/or Affiliates, and any partnership or joint venture in which Stream, or any of its Subsidiaries or Affiliates, is a partner or joint venturer, in all cases at any time during the twelve months immediately prior to Executive’s termination of employment with Stream; provided that, “Affiliate” as used in this sentence shall not include any corporation or other entity in which Stream has ownership of less than fifteen percent (15%) of the voting stock or ownership interest.

(b)                                 At its sole option Stream may, by written notice to Executive at any time within the Non-Compete Period, waive or limit the time and/or geographic area in which Executive cannot engage in competitive activity.

(c)                                  During the Non-Compete Period, prior to accepting employment with or agreeing to provide consulting services to, any firm or entity which offers competitive products or services, Executive shall give 30 days prior written notice to Stream.  Such written notice shall describe the firm and the employment or consulting services to be rendered to the firm or entity, and shall include a copy of the written offer of employment or engagement of consulting services.  Stream shall respond within 20 days with approval of or objection to Executive’s notice of desire to render employment or consulting services with such firm or entity.

6.03.                     Non-Recruitment.  During the term of employment and for a period of two years following termination of employment for any reason, including without limitation, a Change of Control Termination, Executive will not directly or indirectly hire any of Stream’s employees, or solicit any of Stream’s employees for the purpose of hiring them or inducing them to leave their employment with Stream, nor will Executive own, manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by, or be connected in any manner with any person or entity which engages in the conduct proscribed in this Section 6.03.  This provision shall not preclude Executive from responding to a request (other than by Executive’s employer) for a reference with respect to an individual’s employment qualifications.

6.04.                     Non-Disparagement.  Executive will not, during or after the termination of Executive’s employment, make disparaging statements, in any form, about Stream, its officers, directors, agents, employees, products or services.  Stream shall not, shall cause each of the executive management members of the Sponsors not to, and shall use reasonable best efforts to cause each of Stream’s officers and directors not to, during or after the termination of Executive’s employment, make disparaging statements, in any form, about Executive.  Notwithstanding the foregoing, the covenants of Executive under this Section 6.04 shall not be violated by (i) truthful statements that are required (A) in response to legal or arbitral proceedings (including depositions in connection with such proceedings), (B) in testifying in a hearing (or similar forum) before any governmental or administrative body, or (C) in making any written filing required by any federal or state law or regulation; or (ii) statements by Executive that Executive in good faith believes are necessary or appropriate to make in connection with the performance of her duties and obligations to Stream.

6.05.                     Survival and Enforceability.  The obligations of this Article VI shall survive the expiration or termination of this Agreement and the termination of Executive’s employment.  Should any provision of this Article VI be held invalid or illegal, such illegality shall not invalidate the whole of this Article VI or the Agreement, but, rather, Article VI shall be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly.  In furtherance of and not in limitation of the foregoing, Executive expressly agrees that should the duration of or geographical extent of, or business activities covered by, any provision of this Article VI be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities that may validly be covered.  Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Article VI shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.  This Article VI does not replace and is in addition to any other agreements Executive may have with Stream on the matters addressed herein.

ARTICLE VII

CHANGE OF CONTROL

7.01.                     Definitions. For purposes of this Article VII, the following definitions shall be applied:

(a)                                  “Affiliate” of any specified Person, for the purposes of this Article VII only and notwithstanding the definition in Article I, means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

(b)                                 “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”), except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

(c)                                  “Capital Stock” means:

(1)                                  In the case of a corporation, corporate stock;

(2)                                  In the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                  In the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)                                  Any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

(d)                                 Change of Control means the occurrence of any of the following:

(1)                                  The direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Stream and its Subsidiaries, taken as a whole, to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than one or more of the Sponsors and their Related Parties;

(2)                                  The adoption of a plan relating to the liquidation or dissolution of Stream;

(3)                                  The consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than the Sponsors and their Related Parties or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than

50% of the Voting Stock of Stream, measured by voting power rather than number of shares;

(4)                                  The first day on which a majority of the members of the Board are not Continuing Directors; or

(5)                                  Stream consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Stream, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Stream or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Stream outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction); provided that a consolidation or merger that otherwise would constitute a Change of Control pursuant to this clause (5) shall not constitute a Change of Control if, after giving effect to such transaction, the Sponsors and their Related Parties (i) Beneficially Own more of the Voting Stock (measured by voting power rather than number of shares) of such surviving or transferee person than any other “person” (as defined above) and (ii) Beneficially Own at least 35% of the Voting Stock of such surviving or transferee person, measured by voting power rather than number of shares.

(e)                                  “Change of Control Termination” means, with respect to Executive, any of the following events:

(1)                                  On or within two years after a Change of Control, Termination of Executive’s Employment by Stream or its successor for any reason other than (A) fraud, (B) theft or embezzlement of Stream assets, (C) conviction of a crime involving moral turpitude, or (D) failure to follow Stream’s conduct and ethics policies;

(2)                                  On or within two years after a Change of Control, Termination of Executive’s Employment by Executive for Good Reason; or

(3)                                  A Termination of Executive’s Employment by Stream or its successor other than for the reasons described in clauses (A) through (D) of Section 7.01(e)(1) during the pendency of a Potential Change of Control and (i) such Termination of Executive’s Employment was at the request or direction of a person or entity who has entered into an agreement, the consummation of which would result in a Change of Control, or is otherwise in connection with or in anticipation of a Change of Control and (ii) a Change of Control actually is consummated within nine (9) months following the Termination of Executive’s Employment.

A Change of Control Termination by Executive shall not, however, include termination by reason of death or Disability.  For the purposes of this Section 7.01(e), Termination of Executive’s Employment by Stream shall not constitute a termination described in clauses (A) through (D) of Section 7.01(e)(1) unless (i) there has been delivered to Executive by the Board, at least 10 days prior to such termination, a written notice which specifically identifies conduct described in clauses (A), (B), (C) or (D) of Section 7.01(e)(1) in which the Board believes Executive has engaged and (ii) the Board has duly adopted a resolution at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct described in clauses (A), (B), (C) or (D) of Section 7.01(e)(1), and specifying the particulars thereof in detail.

(f)                                    “Continuing Directors” means, as of any date of determination, any member of the Board, who:

(1)                                  Was a member of the Board on the date of this Agreement;

(2)                                  Was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election; or

(3)                                  Was nominated for election or elected to the Board by the Sponsors or their Related Parties.

(g)                                 “Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) by virtue of the Stockholders Agreement, as the same may be amended, modified or supplemented from time to time; provided that no single Person (other than the Sponsors and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of Stream that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Sponsors and their Related Parties in the aggregate.

(h)                                 “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

(i)                                     “Potential Change of Control” shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred: (A) Stream enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; or (B) Stream or any person or entity publicly announces a bona fide intention to take actions which, if consummated, would constitute a Change of Control; or (C) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred.  A Potential Change of Control shall cease to exist, in the case of clause (A) upon the termination or expiration of such agreement, in the case of clause (B) if any such person abandons such intention, or in the case of clause (C) the Board rescinds such resolution.

(j)                                     “Related Party” means with respect to Ares Management LLC, Providence Equity Partners or Ayala Corporation, (i) any investment fund under common control or management with either Ares Management LLC, Providence Equity Partners or Ayala Corporation, or any of their respective Affiliates, (ii) any controlling stockholder, general partner or member of either Ares Management LLC, Providence Equity Partners or Ayala Corporation or any of their respective Affiliates, and (iii) any trust, corporation, limited liability company or other entity, the beneficiaries, stockholders, members, general partners or Persons Beneficially Owning an 80% or more interest of which consist of either Ares Management LLC, Providence Equity Partners or Ayala Corporation and/or the Persons referred to in the immediately preceding clauses (i) and (ii).

(k)                                  “Stockholders Agreement” means the stockholders agreement entered into on or about the date of this Agreement, as amended from time to time, among Parent, Ares Corporate Opportunities Fund II, L.P., a Delaware limited partnership, NewBridge International Investment Ltd., a British Virgin Islands company, EGS Dutchco B.V., a corporation organized under the laws of the Netherlands and the other investors party thereto.

(l)                                     “Subsidiary” means, for the purposes of this Article VII only and notwithstanding the definition in Article I, with respect to any specified Person:

(1)                                  Any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                                  Any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such

Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

(m)                               “Voting Stock” means the Capital Stock of any Person as of any date that is at the time entitled to vote in the election of the board of directors of such Person.

7.02.                     Termination by Executive.  The Termination of Executive’s Employment as described in Section 7.01(e)(2) shall be accomplished by, and effective upon, Executive giving written notice to Stream of Executive’s decision to terminate.

7.03.                     Change of Control Termination Payment.

(a)                                  In the event of a Change of Control Termination (which, for the avoidance of doubt, shall be deemed to occur on the date upon which a Change of Control actually is consummated in the event of a Change of Control Termination described in Section 7.01(e)(3)), Stream shall make a lump sum severance payment to Executive in an amount equal to two and one-half times the sum of (1) and (2) below:

(1)                                  one year of Executive’s then-current Base Salary (without giving effect to any reduction in Base Salary constituting Good Reason), and

(2)                                  the Bonus, if any, to which Executive became entitled for the full fiscal year completed immediately prior to termination, less applicable deductions.

(b)                                 In the event of a Change of Control Termination, Stream shall also pay to Executive, along with the lump sum severance payment described in Section 7.03(a),  a prorated portion of Executive’s Bonus for the fiscal year in which the Change of Control Termination occurs (without giving effect to any reduction in bonus opportunity constituting Good Reason), if any, to which Executive would have otherwise become entitled had Executive remained continuously employed for the full fiscal year, based on the actual level of achievement of the applicable performance goals for such fiscal year, such prorated portion to be calculated by multiplying (A) such Bonus by (B) a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator of which is 365.

(c)                                  In the event of a Change of Control Termination, if following her termination, Executive elects COBRA continuation coverage for Executive and her eligible dependents under Stream’s group health plan, Stream shall reimburse Executive for the applicable COBRA premiums paid for a period of two years or until Executive becomes eligible for substantially similar coverage under a health plan of another employer, whichever is sooner; and

(d)                                 In the event of a Change of Control Termination, all outstanding and unvested Options held by Executive shall become fully vested and exercisable.

(e)                                  The payments and benefits described in this Article VII shall be conditioned upon Executive executing (and not effectively rescinding) the Release.  Payment and provision of benefits shall commence promptly, but in no event later than ten (10) days, following termination and Executive’s endorsement of the Release and the expiration of the right of rescission set forth in the Release without Executive exercising her right of rescission (or, in the case of any bonus in Section 7.03(b) calculated at the end of the fiscal year in which termination occurs, payment shall be within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year, if later).  For the avoidance of doubt, in the event payments are made pursuant to this Article VII, no payments shall be made pursuant to Article IV, except that, in the event of a Change of Control Termination described in Section 7.01(e)(3), Executive shall retain any amounts previously received under Article IV and the amounts payable to Executive under this Article VII shall be reduced by such amounts retained.

7.04.                     Interest.  In the event Stream does not make timely payment in full of the Change of Control Termination Payment described in Section 7.03, Executive shall be entitled to receive interest on any unpaid amount at the lower of: (a) the prime rate of interest (or such comparable index as may be adopted) established from time to time by the Bank of America National Trust and Savings Association, New York, New York or its successor in interest; or (b) the maximum rate permitted under Section 280G(d)(4) of the Internal Revenue Code.

7.05.                     Attorneys’ Fees.  In the event Executive incurs any legal expense to enforce or defend her rights under this Article VII of this Agreement, or to recover damages for breach thereof, Executive shall be entitled to recover from Stream any reasonable expenses for fees and expenses reasonably incurred.  Such payments shall be made within five (5) business days after delivery of Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as Stream reasonably may require.  Stream shall reimburse Executive for all legal expenses reasonably incurred in connection with the negotiation of the terms of this Agreement which become effective as of the Commencement Date.

7.06.                     Mitigation; Offset.  Following a Change of Control Termination, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive pursuant to this Article VII.  Subject to Section 8.11, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, or by offset against any amount claimed to be owed by Executive to Stream or otherwise.

ARTICLE VIII

GENERAL PROVISIONS

8.01.                     No Adequate Remedy.  Each party hereto acknowledges and agrees that the other party would be irreparably damaged if any of the provisions of Article V or Article VI are not performed in accordance with their specific terms and that any breach of Article V or Article VI by either party could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, she/it shall be entitled to enforce any provision of Article V or Article VI by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of Article V or Article VI, without posting any bond or other undertaking.

8.02.                     Prevailing Party.  To the extent permitted by law, in any adversarial proceeding (including arbitration and litigation, to the extent permitted hereunder) regarding an actual or threatened violation of any portion of this Agreement, a prevailing party shall be entitled to recover her/its reasonable, out-of-pocket costs and expenses (including reasonable attorneys’ fees) reasonably incurred by such party (i) to enforce such party’s rights hereunder that are the subject of such proceeding (whether incurred prior to or after the commencement of such proceeding), or (ii) pursuing or defending a legal action regarding the enforcement of any party’s rights with respect to such actual or threatened violation.

8.03.                     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Stream, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Stream, and any such successor or assign shall absolutely and unconditionally assume all of Stream’s obligations hereunder.

8.04.                     Notices.  All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed, in the case of Executive, to Executive’s residence (as noted in Stream’s records), or in the case of Stream, to Stream’s principal office.

8.05.                     Captions.  The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

8.06.                     Dispute Resolution;  Governing Law.  Subject to Section 8.01, the exclusive remedy for determining any and all disputes, controversies, claims or causes of action, in law or equity, arising out of or related to this Agreement (including the Release), the termination or validity hereof (including the determination of the scope or applicability of this agreement to arbitrate) or the employment relationship, will, to the fullest extent permitted by law, be determined by final, binding and confidential arbitration in or around Minneapolis, Minnesota.  The parties shall mutually agree upon the selection of an arbitrator and the rules governing the arbitration, or, in the case where the parties are unable to agree within five days (or such longer period agreed between the parties), the arbitration shall be conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successor, pursuant to its then applicable rules.  The arbitrator will have the same, but no greater, remedial authority than would a court of law and shall issue a written decision including the arbitrator’s essential findings and conclusions and a statement of the award.  This agreement to resolve any disputes by binding arbitration extends to claims against Stream, any of its Affiliates and any of their respective past or present representatives, and applies to claims directly or indirectly arising under or out of (i) federal, state and local laws, including claims of alleged discrimination on any basis, or (ii) the common law.  The arbitration shall be governed by the federal arbitration act, 9 U.S.C. §§1—16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  In the event of a conflict between this provision and any provision in the applicable rules mutually agreed by the parties (or of JAMS, as the case may be), the provisions of this Agreement will prevail.  Each party agrees and consents to personal jurisdiction, service of process and venue in any federal or state court within the State of Minnesota, in connection with any action brought in connection with a request for any provisional or injunctive relief, and in connection with any action to enforce this arbitration clause or an award in arbitration.  Each party to this Agreement consents to mailing of process or other papers in connection with any such arbitration or action by certified mail in the manner and to the addresses provided in this Agreement.  The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of Stream.  If for any reason this arbitration clause becomes not applicable, then each party, to the fullest extent permitted by applicable law, hereby irrevocably waives all right to trial by jury as to any issue relating hereto in any action, proceeding, or counterclaim arising out of or relating to this Agreement or any other matter involving the parties hereto.  The validity, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota, without regard to its conflicts of law principles.  The parties hereto expressly recognize and agree that the implementation of this Governing Law provision is essential in light of the fact that Stream’s corporate headquarters and its principal executive offices are located within the State of Minnesota, and there is a critical need for uniformity in the interpretation and enforcement of the employment agreements between Stream and its senior executives.

8.07.                     Construction.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.08.                     Waivers.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

8.09.                     Modification.  Any changes or amendments to this Agreement must be in writing and signed by both parties.

8.10.                     Tax Compliance.  Notwithstanding anything herein to the contrary:

(a)                                  Although Stream does not guarantee to Executive any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be administered, interpreted and construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  Notwithstanding any provision herein to the contrary, in no event shall Stream be liable for, or be required to indemnify Executive for, any liability of Executive for taxes or penalties under Code Section 409.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)                                  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(d)                                 Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 10 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Stream.

(e)                                  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(f)                                    Notwithstanding anything herein to the contrary, if Executive is, as of the date of termination, a “specified employee” for purposes of Treas.  Reg. § 1.409A-1(i), then any amount payable to Executive pursuant to Articles IV or VII hereof that is neither a short-term deferral within the meaning of Treas. Reg. § 1.409A-1(b)(4) nor within the involuntary separation pay limit under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) will not be paid before the date that is six months after the date of termination, or if earlier, the date of Executive’s death.  Any payments to which Executive would otherwise be entitled during such non-payment period will be accumulated and paid or otherwise provided to Executive on the first day of the seventh month following such date of termination, or if earlier, within 30 days of Executive’s death to her surviving spouse (or to her estate if Executive’s spouse does not survive her).

8.11.                     Section 280G.

(a)                                  Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment, vesting, distribution or transfer by Stream or any Affiliate or successor of Stream or by any other Person, or any other event occurring with respect to the Executive and Stream for Executive’s benefit, whether paid or payable or distributed or distributable under the terms of this Agreement or otherwise (including under any employee benefit plan) (a “Payment”) would be subject to or result in the imposition of the excise tax imposed by Section 4999 of the Code (and any regulations or guidance promulgated or issued thereunder, any successor provision, and any similar provision of state or local income tax law) (collectively, the “Excise Tax”), then the amount of the Payment shall be reduced so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, equals three (3) times the Executive’s “base amount” (within the meaning of Section 280G(b)(3) of the Code), minus one dollar (the “Payment Reduction”).  Notwithstanding the foregoing, the Payment Reduction shall not apply if the Accounting Firm determines that, on an after-tax basis, the Executive would retain a greater amount of compensation following payment of the Excise Tax on the unreduced amount of any Payments than the amount of compensation retained following the Payment Reduction as required hereby.

(b)                                 Subject to the provisions of Section 8.11(c), all determinations required to be made under this Section 8.11, including whether and when a Payment is subject to Section 4999 of the Code and the assumptions to be utilized in arriving at such determination and in determining an appropriate Payment Reduction, shall be made by Stream’s outside auditors at the time of such determination (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations to the Executive and Stream within 15 business days after the receipt of notice from Stream or Executive that there will be a Payment that the Person giving notice believes may be subject to the Excise Tax.  All fees and expenses of the Accounting Firm shall be borne by Stream.  Any determination by the Accounting Firm shall be binding upon Stream and Executive in determining whether a Payment Reduction is required and the amount thereof (subject to Sections 8.11(c) and (d), in the absence of material mathematical or legal error.

(c)                                  If, as a result of any uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm under Section 8.11(b), the Accounting Firm subsequently determines that (i) a Payment Reduction should have been made and was not, or a larger Payment Reduction should have been made in accordance with Section 8.11(b) (to the extent a Payment is unreduced or insufficiently reduced, an “Overpayment”), any such Overpayment, to the extent actually paid or provided to Executive, will be treated for all purposes, to the extent practicable and subject to applicable law, as a loan to the Executive with interest at the applicable Federal rate provided for in Section 1274(d) of the Code and will be repaid by the Executive to Stream in full within 35 days after the Executive receives notice of the Accounting Firm’s determination, which notice shall be provided to Executive within 60 days after the date that Stream first learns of the Overpayment from the Accounting Firm;  provided, however, that the amount of the Overpayment to be repaid by the Executive to Stream will be reduced to the extent that the Accounting Firm determines that any portion of the Overpayment to be repaid will not be offset by a corresponding reduction in any applicable Excise Tax by reason of such repayment of the Overpayment, or (ii) a Payment Reduction was made and should not have been made, or a smaller Payment Reduction should have been made in accordance with Section 8.11(b) (to the extent a Payment is unnecessarily reduced, an “Underpayment”), any such Underpayment will be due and payable by Stream to the Executive within 35 days after Stream receives notice of the Accounting Firm’s determination.  Notwithstanding the foregoing, any determination by the Accounting Firm of an Overpayment or Underpayment in accordance with this Section 8.11(c) must be made within 75 days after the Accounting Firm’s initial determination under Section 8.11(b).

(d)                                 The Executive shall give written notice to Stream of any claim by the Internal Revenue Service (“IRS”) that, if successful, would require the payment by the Executive of an Excise Tax, such notice to be provided within 15 days after the Executive shall have received written notice of such claim. The Executive shall cooperate with Stream in determining whether to contest or pay such claim and shall not pay such claim without the written consent of Stream, which shall not be unreasonably withheld, conditioned or delayed.

(e)                                  This Section 8.11 shall remain in full force and effect following the termination of the Executive’s employment for any reason until the expiration of the statute of limitations on the assessment of taxes applicable to the Executive for all periods in which the Executive may incur a liability for taxes (including Excise Taxes), interest or penalties arising out of the operation of this Agreement.

8.12.                     Expense Reimbursement.  Stream shall reimburse Executive for up to $105,000 in out of pocket legal fees incurred by Executive in connection with the negotiation and documentation of this Agreement, the matters contemplated hereby and any related matters, upon presentation of reasonable documentation with respect thereto.

8.13.                     Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon.  This

Agreement replaces in full all prior employment or Change of Control agreements or understandings of the parties hereto with respect to such subject matter, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

[Remainder of This Page Left Intentionally Blank]

IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE	STREAM GLOBAL SERVICES, INC.

/s/ Kathryn V. Marinello	By:	/s/ Matthew A. Ebert

Kathryn V. Marinello	Name:	Matthew A. Ebert

	Title:	General Counsel

Address:

13710 Dunbar Way

Apple Valley, MN  55124

Exhibit A

RELEASE

I, Kathryn V. Marinello, in consideration of the payments described in Section 4.02 Termination Without Cause; Termination for Good Reason or Section 7.03, Change of Control Termination Payment under the Executive Employment Agreement with Stream Global Services, Inc. (“Stream”), subject to appropriate withholding, which includes compensation to which I would not be otherwise entitled, do, except as specifically provided below, hereby fully and completely release and waive any and all claims, complaints, causes of action or demands of whatever kind which I have or may have against Stream, its subsidiaries and affiliates, and all of their respective past or present directors, officers, employees, principals, shareholders, managers, employee benefit plans, trustees, insurance companies and agents, and any of their respective predecessors, successors and assigns (collectively, the “Released Parties”) arising out of any facts, circumstances, actions, conduct, decisions, behavior or events occurring up to the date of my execution of this Release.

I understand and accept that this Release specifically covers but is not limited to any and all known and unknown claims, complaints, causes of action or demands which I have or may have against the Released Parties relating in any way to the terms, conditions and circumstances of my employment (including the termination of my employment) up to the date of my signature below, any form of employment discrimination prohibited under any state’s human rights act, Title VII of the Federal Civil Rights Act of 1964, the Federal Americans with Disabilities Act, the Federal Family and Medical Leave Act, the Federal Age Discrimination in Employment Act, and any other similar federal, state or local statute or ordinance.  I further understand that this Release extends to but is not limited to all claims which I may have based on statutory or common law claims for negligence or other breach of duty, wrongful discharge, breach of contract, breach of any express or implied promise, misrepresentation, fraud, retaliation, breach of public policy, “whistleblowing,” retaliation, infliction of emotional distress, defamation, promissory estoppel, invasion of privacy, failure to pay wages or any other theory, whether legal or equitable.  Notwithstanding the foregoing, I do not waive my rights to (i) enforce the performance by Stream of its obligations under the Executive Employment Agreement between myself and Stream (including, without limitation, the obligation to make the payments and provide the benefits described in Articles III, IV and VII thereof if applicable), (ii) any employee benefits payable pursuant to the terms of the applicable plans of Stream or any affiliate, which benefits shall be paid or provided in accordance with the terms of such plans or (iii) indemnification from Stream with respect to my service with Stream, whether provided pursuant to Stream’s bylaws or otherwise.

Nothing contained herein, however, shall be construed to prohibit me from filing a charge with the Equal Employment Opportunity Commission, but my release includes a release of my right to file a court action or to seek individual remedies or damages in any Equal Employment Opportunity Commission-filed court action, and my release of these rights shall apply with full force and effect to any proceedings arising from or relating to such a charge.

I agree that my only remedy for any dispute I have about the enforceability of this

Release shall be to submit that dispute to final and binding arbitration as described in Section 8.06, Dispute Resolution; Governing Law of the Executive Employment Agreement with Stream.  Stream and I agree that I must send written notice of any claim to Stream by certified mail, return receipt requested.  Written notice to Stream shall be sent to its Secretary at 20 William Street, Suite 310, Wellesley, MA  02481.

I expressly assume the risk of unknown and unanticipated claims and agree that this Release applies to all claims, whether known, unknown or unanticipated.

I understand that I may rescind this Release if I do so in writing, delivered by certified mail, return receipt requested, to Office of the General Counsel, Stream Global Services, Inc., 20 William Street, Suite 310, Wellesley, MA  02481, within fifteen (15) calendar days of the date of my signature below.  Upon the expiration of fifteen (15) calendar days from the date indicated below, if I have not rescinded this Release, then this Release will become effective and Stream shall promptly deliver to me the above-referenced payment, subject to appropriate withholding, this Release being contingent upon payment of that sum.

If sent by mail, the rescission must be:

•                  Postmarked within the 15 calendar-day period;

•                  Properly addressed to Stream; and

•                  Sent by certified mail, return receipt requested.

By my signature below, 1 acknowledge that I fully understand and accept the terms of this Release, and I represent and agree that my signature is freely, voluntarily and knowingly given.  I have had 21 days in which to consider this agreement, and I have waived any portion of such 21-day period that I have not used.  By my signature below, I further acknowledge that I have been provided a full opportunity to review and reflect on the terms of this Release and to seek the advice of legal counsel of my choice, which advice I have been encouraged to obtain.

If I do not execute this Release within 30 days after I receive it, the offer Stream has made for a payment herein is null and void.  This Release shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota, without regard to its conflicts of law principles.

Date:
Kathryn V. Marinello